Exhibit 99.(a)(5)

Emergent Capital, Inc. Announces Exchange Offer for Outstanding Notes and Related Consent Solicitation

BOCA RATON, Fla., April 18, 2017

Emergent Capital, Inc. (OTCQB: EMGC) (“Emergent” or the “Issuer”) announced today that it has launched an offer to exchange any and all of its outstanding $74,220,450 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Notes”) for $74,220,450 aggregate principal amount of a new series of 5.00% Senior Unsecured Convertible Notes due 2023 (the “New Unsecured Notes”) and the right to subscribe (the “Rights Offering”) for 500 shares of Emergent’s $0.01 par value common stock at $0.20 per share for each $1,000 principal amount of Old Notes tendered up to an aggregate of 40,000,000 shares of the Issuer’s common stock.

Simultaneously, the Issuer has commenced a solicitation of consents from the holders of the Old Notes to eliminate substantially all restrictive covenants contained in the Old Notes Indenture and the Old Notes (the “Proposed Amendments”).  Holders who tender their Old Notes into the exchange offer will be deemed to have given their consents to the Proposed Amendments with respect to those tendered Old Notes.

The Old Notes and other information relating to the exchange offer and consent solicitation are set forth in the table below.

Old Notes to be Exchanged	Total Consideration*
8.5% Senior Unsecured Convertible Notes Due 2019 CUSIP 452834AE4 CUSIP 29102NAB1 (PIK notes)	For each $1,000 Principal Amount of Old Notes, $1,000 Principal Amount of New Unsecured Notes plus the right to purchase 500 shares of common stock at $0.20 per share

*Per $1,000 principal amount of Old Notes validly tendered and accepted.  Accrued and unpaid interest through but excluding the date of exchange will be paid in addition to the Total Consideration in the form of additional New Unsecured Notes.

In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) and accepted by Emergent at or prior to 5:00 p.m., New York City time, on May 16, 2017 (as may be extended, the “Expiration Time”), each holder of Old Notes will receive the total consideration of $1,000 principal amount of New Unsecured Notes and the right to subscribe for 500 shares of Emergent common stock at $0.20 per share.  The aggregate principal amount of Old Notes tendered by a holder of Old Notes shall be deemed to include additional Old Notes in a principal amount equal to accrued and unpaid interest on the Old Notes held by such holder through and excluding the Settlement Date (as defined in the Offering Memorandum).  The exchange offer does not include early tender consideration.  Tendered Old Notes may be validly withdrawn prior to the Expiration Time.  Tendered Old Notes may not be validly withdrawn and consents to the Proposed Amendments may not be validly revoked after the Expiration Time. Prior to the Expiration Time, if a holder of Old Notes withdraws its tendered Old Notes, such holder will be deemed to have revoked its consents to the Proposed Amendments and may not deliver consents without retendering its Old Notes.

The Issuer intends to enter into a new supplemental indenture (the “Supplemental Indenture”) to effectuate the Proposed Amendments promptly after the receipt of the requisite consents for the Proposed Amendments. The Issuer intends that the Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been tendered prior to the date of the Supplemental Indenture have been accepted for exchange and exchanged in accordance with the terms of the exchange offer and consent solicitation and the Settlement Date shall have occurred.  The Settlement Date is expected to occur when a series of integrated transactions, including the exchange of the Old Notes for New Unsecured Notes, intended to effect a recapitalization of the Issuer are consummated. Such transactions are subject to multiple conditions and there can be no assurance that those integrated transactions will close on a timely basis or at all.

The exchange offer and consent solicitation for the Old Notes and the effectiveness of the Supplemental Indenture containing the Proposed Amendments are conditioned on the valid tenders (and associated consents) by holders of more than 98% of the outstanding Old Notes in the exchange offer and upon the concurrent consummation of the other transactions effecting the intended recapitalization of Emergent.

Subject to the terms and conditions of the exchange offer, payment of the exchange offer consideration, and the purchase of our common stock pursuant to the Rights Offering, will occur after the Expiration Time on the Settlement Date. The Settlement Date can be extended if the Expiration Time is extended.  Subject to the terms and conditions of the exchange offer, the Settlement Date will occur concurrently with consummation of all of the transactions contemplated to effect the recapitalization of Emergent disclosed in the Offering Memorandum.  A meeting of the shareholders of Emergent is required to amend Emergent’s articles of incorporation to increase the authorized capital of Emergent, which is one of the component transactions contemplated by the recapitalization.  Emergent filed its preliminary proxy statement with the SEC on April 12, 2017, and included as an item of business for Emergent’s annual meeting a proposal to so increase Emergent’s authorized capital.  The date of the annual meeting of the annual shareholders meeting has not been set as of the date of this announcement.

Emergent may terminate or withdraw the exchange offer and consent solicitation at any time if the conditions to the exchange offer and consent solicitation have not been satisfied or waived, subject to applicable law.

The exchange offer is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”), afforded by Section 3(a)(9) of the Act.  The sale of Common Stock in connection with the Rights Offering is being made pursuant to an exemption from registration under the Act afforded by Section 4(a)(2).  In addition to the requirement that a participant in the Rights Offering be a holder of Old Notes, Emergent is also making the exchange offer only to holders of Old Notes who are (i) accredited investors (as defined under Rule 501(a)) under the Securities Act) or (ii) non-U.S. Persons (within the meaning of Regulation S under the Securities Act) outside the United States.

General

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the exchange offer for the Old Notes are set forth in a confidential offering memorandum and consent solicitation statement dated April 18, 2017, and the related consent and letter of transmittal that are being sent to eligible holders of the Old Notes. The exchange offer and consent solicitation for the Old Notes is being made only through, and subject to the terms and conditions set forth in, the exchange offer documents and related materials.

The New Unsecured Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws.

US Bank is acting as the Information Agent and Exchange Agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of the related consents and letters of transmittal may be directed to US Bank at (651) 466-5622 (for brokers and banks) or (800) 934-6802 (for all others).

Neither Emergent’s board of directors nor any other person makes any recommendation as to whether holders of Old Notes should exchange such notes, and no one has been authorized to make such a recommendation. Eligible holders of Old Notes must make their own decisions as to whether to exchange their Old Notes, and if they decide to do so, the principal amount of the Old Notes to exchange. Eligible holders of Old Notes should read carefully the exchange offer documents described above and related materials before any decision is made with respect to the exchange offer and consent solicitation.

About Emergent Capital, Inc.

Emergent Capital, Inc. (OTCQB: EMGC) is a specialty finance company that invests in life settlements.  More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  These statements include, but may not be limited to, those relating to the proposed exchange offer, the Proposed Amendments, and the transactions expected to be engaged in in connection with the proposed exchange offer.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) risks associated with the transactions contemplated by the exchange offer, including but not limited to risks related to the failure to close the transactions contemplated by the exchange offer, including due to the failure to receive the minimum requisite tender, (2) the ability to successfully complete the other transactions related to our recapitalization efforts, (3) loss of key management and other personnel, (4) risks associated with our debt leverage and operating covenants under our debt instruments, (5) changes in economic conditions in the United States and abroad, and (6) other risks, uncertainties and other factors described in Emergent’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in Emergent’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements to reflect subsequent events or circumstances or actual outcomes.  Actual results could vary materially depending on such risks and uncertainties that may affect Emergent and its business.